                                                                   EXHIBIT 10.11

      AGREEMENT made this tenth day of November, 1999, by and between SPORTS ILLUSTRATED, a division of Time Inc. ("SI"), a Delaware corporation with offices at the Time & Life Building, Rockefeller Center, New York, New York 10020 and Total Sports Inc. ("TS"), a Delaware corporation with offices at 105 Abeel Street, Kingston, New York 12401.

     WHEREAS, SI is in the business of compiling, developing, authoring, and publishing sports information in electronic, printed and pictorial form, including in SPORTS ILLUSTRATED Magazine (the "Magazine"), books and on the web site known as "cnnsi.com" (the "CNNSI Site");

     WHEREAS, TS is in the business of compiling, developing, authoring, and publishing sports information in electronic, printed and pictorial form in books and on its web sites such as "totalsports.net" (collectively, the "TS Sites");

     WHEREAS, the parties desire to jointly and individually create, license, reissue and produce books as further described in Section 4 below (collectively and individually, the "Book(s)") for sale or license under the Total/SPORTS ILLUSTRATED imprint (the "T/SI Imprint");

     WHEREAS, each party wishes to authorize the use of its respective trademarks for such purpose; and

     WHEREAS, TS desires to produce, manufacture and distribute the Book(s) through wholesale and retail and other channels of trade;

     NOW, THEREFORE, the parties hereto hereby agree as follows;

     1.   Grant of License.
          ----------------

          Subject to the conditions set forth herein, SI grants to TS, during the Initial Term and any Renewal Term, as defined below, and throughout the world (the "Territory"), the following rights:


        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

          1.1. an exclusive, nontransferable license to print, publish and sell English language editions of the SI Book(s) and the T/SI Joint Book(s), as defined below, and distribute the SI Book(s) and the T/SI Joint Book(s), through TS's contractual arrangement with Publishers Group West ("PGW") or such other distributor as TS shall then use for distribution of its books through normal wholesale and retail trade channels and to stadiums and other sports venues, sporting goods stores and through the TS Sites;

          1.2. subject to SI's prior approval, an exclusive, nontransferable license to distribute the SI Book(s) and the T/SI Joint Book(s), by direct response;

          1.3. subject to SI's prior consent, an exclusive license to exploit or sublicense the following subsidiary rights in the SI Book(s) and the T/SI Joint Book(s): book club, paperback reprint editions, serializations, audio books, foreign language editions, electronic book editions and such other rights as the parties shall mutually agree. "Electronic book edition" as used herein shall mean versions of the Book(s) in information, storage and retrieval systems, and all other non-book forms of copying, distribution or transmission, whether now known or hereafter developed, intended to make the text of, and any illustrations or photographs contained in the Book(s) available in visual form for reading (including but not limited to, electronic or machine-readable media, or online electronic data transmission). Notwithstanding the foregoing, the parties acknowledge and agree that SI shall have the right to first offer the opportunity to Time Warner Inc., its subsidiaries and other divisions to exercise any of the rights granted herein. The parties agree that SI shall allow any such Time Warner Inc. entities a period not to exceed sixty (60) days from SI's receipt of a complete manuscript in which to notify SI whether such entity desires to acquire rights in a Book(s). If such entity fails to make an offer and commence negotiations with SI within said sixty (60) day period, or if SI and such entity are unable to reach an agreement as to terms acceptable to SI and TS within thirty (30) days after commencing negotiations, TS shall be free to offer such right(s) to non-Time Warner entities. SI acknowledges and agrees that it shall not offer any Time Warner Inc. entity any matching or topping rights in connection with the disposition of any subsidiary right in the Book(s).

          1.4. Anything to the contrary in Section 1.2. above notwithstanding, TS acknowledges and agrees that certain SI Book(s), and if mutually agreed upon, certain TS Books as described in Section 4.6. below shall be distributed via direct response, including via Time Warner web sites, by Time Inc. Home Entertainment ("TIHE").

          2.   Reservation of Rights.
               ---------------------

          2.1. All other rights with respect to the SI Trademark, the T/SI Trademark, the SI Book(s) and the T/SI Joint Book(s), whether now existing or which may hereafter come into existence, which are not expressly granted to TS herein, including but not limited to, commercial and merchandising, video and movie and television rights, are expressly reserved to SI. Notwithstanding the foregoing, TS shall continue to have the unlimited and unrestricted right to use the name, "Total Sports", as both a trademark and a trade name throughout the world and neither the reservation herein to SI of all rights to the T/SI Trademark nor any actual use by SI of such trademark shall limit or derogate from TS' prior rights to the "Total Sports" name. Further, SI acknowledges and agrees that, except in connection with the promotion and marketing of the Book(s), it shall neither itself nor license others the right to exploit commercial and merchandising rights in the T/SI Trademark.

          2.2. TS shall have no right to use or distribute the SI Book(s) and the T/SI Joint Book(s) or any derivative work thereof except as provided for herein.

          2.3. Anything to the contrary in Section 1.2 notwithstanding and except as provided in Section 8.2, SI shall have the right to promote and distribute the SI Book(s), the TS Book(s) and the T/SI Joint Book(s) by direct response using the Time Inc. and/or Time Warner mailing lists, any Time Inc. or Time Warner Inc. catalogues, any issue of SPORTS ILLUSTRATED Magazine, or other Time Inc. or Time Warner Inc. publications, in any and all formats. TS shall sell copies of the SI Book(s), the TS Book(s) and the T/SI Joint Book(s) to SI for such direct response use at TS's direct cost to manufacture plus [*] percent ([*]%) (royalty inclusive). No royalty shall be payable by TS to SI in connection with such sales.

          2.4. SI shall have the right to distribute the SI Book(s), the TS Book(s) and the T/SI Joint Book(s) as a Time Inc. premium and as a subscription premium. TS shall sell copies of the SI Book(s), the TS Books(s) and the T/SI Joint Book(s) to SI for such premium use at TS's direct cost to manufacture plus [*] percent ([*]%) (royalty inclusive). No royalty shall be payable by TS to SI in connection with such sales.


          2.5. SI acknowledges and agrees that copies of the Books ordered pursuant to Sections 2.3. and 2.4. above and/or Sections 8.2. and 8.3 and 4.6.5.
                                                                      ----------
below shall either (i) be purchased from TS's inventory and subject to availability, or (ii) subject to reasonable notice to TS, SI may elect to "run on" with any printing of the Book(s).

          2.6. Subject to the royalty obligations set forth in Sections 11.2.1, 11.2.2, 11.2.3 and 11.2.5, the parties acknowledge and agree that each shall have the right to sell hard copies and/or electronic editions of the Book(s) on the T/S Sites, with respect to TS, and the CNNSI Site and/or any Time Warner web sites with respect to SI. The parties agree that any electronic editions sold shall be encrypted to prevent unauthorized copying and/or distribution.


        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

     3.   Term.
          ----

          3.1. The term of this Agreement shall commence upon the execution hereof and shall continue for an initial period of three (3) years from the initial publication of the Fall, 1999 list of T/SI Book(s) (the "Initial Term").

          3.2. Provided that TS shall have paid to SI the sum of [*] Dollars ($[*]) during the Initial Term of the Agreement or within thirty (30) days thereafter, TS shall have the right, upon sixty (60) days written notice to SI, to renew the Agreement for an additional three (3) year term (the "Renewal Term") on the terms and conditions as contained herein.

     4.   Book(s).
          --------

          4.1. The SI Book(s). The SI Book(s) shall be defined as book length
               ---------------
original works created or licensed by SI during the Initial Term and/or Renewal Term and the Main Book Series. Additionally, TS and SI shall mutually agree on any of SI's reissued and/or revised editions of previously published works to be included in the SI Book(s) and shall further mutually agree on the publication schedules for the Book(s). The parties agree that TS shall update the "instructional line" of SI Book(s). Notwithstanding the foregoing, SI reserves the exclusive right to create, print, publish, sell and/or giveaway: (i) custom published publications of any nature ("Custom Published Books"); (ii) SPORTS ILLUSTRATED branded books as a premium; and (iii) any motion picture and/or television tie-in publications. "Custom Published Books" shall be defined as books and/or excerpts prepared for a particular customer, which may bear such customer's logo and which shall not be available alone at retail.

          4.2. TS Book(s).  The TS Book(s) shall be defined as book length
               -----------
original works created or licensed by TS which bear the T/SI Trademark during the Initial Term and/or Renewal Term. Additionally, TS and SI shall mutually agree on any of TS's reissued and/or revised editions of previously published works to be included in the TS Book(s).

          4.3. T/SI Joint Book(s). T/SI Joint Books shall be defined as book
               -------------------
length original works created during the Initial Term and/or Renewal Term to which each of TS and SI have contributed content.

          4.4. Competing Titles and Series.  The parties acknowledge and agree
               ---------------------------
that each party may have an existing series of books and/or annual publications which may compete and/or conflict with the other party's existing publications, contemplated publications and/or business or editorial interests. In the event that a party reasonably

        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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determines in good faith that it would be deleterious to its interest to have a particular title and/or series published under the T/SI Imprint, then the objecting party shall so notify the other party and provide the other party with its reason for excluding such book (which reason may not be based upon economic advantage) and the parties agree that any such title and/or series shall not be published under the T/SI Imprint; however, such title and/or series may be published by the rights holder in such book under its own imprint or under license to a third party publisher.

          4.5.   Titles Specifically Excluded. The parties acknowledge and agree
                 ----------------------------
that the titles listed on Exhibit A attached hereto and made part hereof shall be excluded from the Book(s) which are the subject of this Agreement. Subject to
Section 4.4., titles may be added to Exhibit A during the Initial Term and any Renewal Term of this Agreement.

          4.6.   TIHE Books.
                 -----------

          4.6.1. TIHE currently distributes via direct mail a certain series of hard cover "coffee table" books which are SPORTS ILLUSTRATED-branded sports retrospective books featuring SI writers and photographs from SPORTS ILLUSTRATED Magazine (the "Main Series Books").

          4.6.3. The parties acknowledge and agree that during the term hereof, TS shall have the right to (i) print, publish and sell paperback editions of the Main Series Books under the T/SI Imprint through wholesale, retail and other channels of trade with the express exception of sales via the Internet and/or through direct response, and (ii) exploit or sublicense the subsidiary rights set forth in Section 1.3 in the Main Series Books with the express exception of book club rights.

          4.6.4. In the event that TS elects to publish paperback editions of the Main Series Books, the development costs, including of printing, paper and binding, of which shall have been paid by TIHE, then TS shall pay to SI a royalty inclusive per copy unit cost of (i) an amount equal to [*] percent ([*]%) of TS's suggested retail price for a print run of [*] or more, or (ii) an amount equal to [*] percent ([*]%) of TS's suggested retail price for a print run of less than [*]. TIHE shall be responsible for the manufacture of such paperback editions of the Main Series Books.

          4.6.5. In the event that TIHE desires to license TS Book(s) for distribution through direct response channels of trade, TIHE shall so notify TS and the parties shall enter into a license agreement for the term of copyright upon the following terms: (i) if the TIHE edition of the TS Book will have a suggested retail price of $[*] or more, then in consideration for such exclusive direct response rights, TIHE shall pay to



        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

TS a flat fee of [*] Dollars ($[*]), or (ii) if the TIHE edition of the TS Book will have a suggested retail price of less than $[*], then in consideration for such exclusive direct response rights, TIHE shall pay to TS a flat fee of [*] Dollars ($[*]). TS agrees that in connection with any such license, TS shall provide TIHE with film or a digital version of the TS Book(s) at cost. Notwithstanding the foregoing, the parties agree that in the event that TIHE desires a small, mutually agreed upon quantity of copies solely for the purpose of testing the marketability of such TS Book through direct response channels, than TS agrees that in lieu of the flat fee provided for above, TIHE shall purchase such test copies at TS's direct cost to manufacture plus [*] percent ([*]%). However, in the event that the test is successful, and TIHE elects to enter into a license as set forth above, TIHE shall thereupon pay to TS either [*] Dollars ($[*]) or [*] Dollars ($[*]), as applicable. No royalties shall be payable to SI in connection with such direct response license to TIHE.

          4.6.6. The parties acknowledge and agree that TS shall not be entitled to any royalty and/or compensation in connection with TIHE's sale or distribution of the work entitled SPORTS ILLUSTRATED 2000 SPORTS ALMANAC or future editions of the SPORTS ILLUSTRATED SPORTS ALMANAC. TS acknowledges and agrees that anything to the contrary in Section 1.2 notwithstanding, TIHE shall have the non-exclusive right to distribute the SPORTS ILLUSTRATED 2000 SPORTS ALMANAC or future editions of the SPORTS ILLUSTRATED SPORTS ALMANAC through direct response channels of trade and via the Internet.

     5.   Ownership.
          ----------

          5.1.   SI. Subject to the rights herein granted to TS, it is expressly
                 ---
understood that, as between the parties, SI shall be the exclusive owner of all right, title and interest including copyright, in and to SI Book(s), in the SI Trademark and the T/SI Trademark. SI reserves to itself complete editorial freedom in the form and content of the SI Book(s) and may alter the same from time to time in its discretion. Notwithstanding the foregoing, TS shall continue to have the unlimited and unrestricted right to use the name, "Total Sports", as both a trademark and a trade name throughout the world and neither the reservation herein to SI of all rights to the T/SI Trademark nor any actual use by SI of such trademark shall limit or derogate from TS' prior rights to the "Total Sports" name.

          5.2.   TS. Subject to the rights herein granted to SI, it is expressly
                 ---
understood that, as between the parties, TS shall be the exclusive owner of all right, title and interest including copyright, in and to the TS Book(s) and in the TS trademark (the "TS Trademark"). TS reserves to itself complete editorial freedom in the form and content of the TS Book(s) and may alter the same from time to time in its discretion.


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

          5.3.   T/SI Joint Book(s). SI and TS shall each have an undivided one-
                 ------------------
half ( 1/2) interest in the copyrights in the T/SI Joint Book(s). Notwithstanding the foregoing, during the Initial Term and any Renewal Term of this Agreement, such T/SI Joint Book(s) will only be produced, licensed, distributed and sold as set forth in this Agreement. Upon termination of this Agreement, each party shall have the non-exclusive right to exploit any rights in the T/SI Joint Book(s) granted herein, after consultation with the other party and provided that the exploiting party shall pay to the other party the applicable royalty or revenue share payable in connection with the exploitation of such right as set forth in Section 11 and provided that with respect to SI, SI shall remove the T/SI Trademark from such T/SI Joint Book(s) and with respect to TS, TS shall remove the T/SI Trademark and the SI Trademark, if applicable, from such T/SI Joint Book(s), upon the first reprinting of said Book(s) following termination of this Agreement. In the event a party wishes to exploit any right in a T/SI Joint Book(s) not granted herein, the parties shall mutually agree on such exploitation and any royalty and/or division of revenues received in connection with such exploitation.

          5.4.   Copyright. Except with respect to Contributed Content, as
                 ----------
defined in Section 5.5 below, upon termination of this Agreement, each party agrees to assign and/or transfer to the other without payment any rights in the SI Book(s) with respect to TS, or TS Book(s) with respect to SI, or derivative works therefrom, which such other party may have inadvertently or otherwise acquired in the other party's Book(s).

          5.5.   Contributed Content.  In the event that a party provides
                 --------------------
content, excluding any trademarks, to be included in the other party's Book(s) (the "Contributed Content"), the contributing party grants the other party a perpetual, non-transferable, non-exclusive license to use such content in any and all editions of the other party's Book(s) and the advertising, promotion and publicity thereof.

          5.6.   T/SI Trademark. Upon termination of this Agreement, each of TS
                 --------------
and SI shall, except as provided Sections 5.3 and/or 15.1, immediately cease all uses of the T/SI Trademark and refrain from any further use of the T/SI Trademark.

     6.   Editorial Responsibilities.
          ---------------------------

          6.1. SI will deliver text and photographs for the SI Book(s), in a format to be mutually agreed upon and suitable for reproduction. TS shall reimburse SI for any pre-approved costs incurred with respect to the creation and preparation of the SI Books

(specifically excluding any Main Series Books), including but not limited to costs in connection with Third Party Materials, as defined below, photo duplication costs of $[*] per dupe and/or with services rendered by third parties.

          6.2. SI agrees to obtain, at TS's expense, written permission for any content or copyrighted or other material for which permission is necessary which is included in the SI Book(s) ("Third Party Materials") or the advertising, promotion and publicity thereof in all necessary and mutually agreed upon media. Third Party Materials include, by way of example, non-original or licensed from third party articles, features, photographs, art work, maps, content, text, code, graphics or other materials used in connection with the SI Book(s). SI acknowledges and agrees that there shall be no charge to TS for any text material owned by SI contained in the SI Book(s). SI further agrees that it will use reasonable commercial efforts to provide photographs for the Book(s) at its most favorable rates, however TS agrees to reimburse SI for retaining a dedicated part time photo researcher for the Book(s). The parties acknowledge and agree that with respect to SI Book(s) entitled Twentieth Century Sports, SI has contracted for the services of a part time photo researcher for a fee of $[*], which will be payable by TS upon completion of the research.

    7.   Publication.
         -----------

         7.1. Publication of each Book(s) will be at TS's expense at such time and in such style and manner, whether hard bound or paperback, as the parties mutually determine. Subject to the provisions of Section 10, each party shall have the right of final approval as to design, cover art and copy, and title with respect to its Book(s). Pricing of the Book(s) shall be determined by TS in its sole discretion.

         7.2. Each party shall read, correct and return any proofs of its Book(s). TS may charge to SI the cost of alterations in type, plate or film for SI Book(s) requested by SI and made by TS, other than those due to printer's errors, in excess of [*] percent ([*]%) of the charge for composition.

         7.3. In manufacturing the Book(s), TS represents and warrants that they shall be in quality equal to or greater than the hard cover edition of Home
Run: My Life in Pictures. Hank Aaron with Dick Schapp, 1999 and the paperback edition of The Total Baseball Catalog: Unique baseball stuff and how to buy it. Edited by David Pietrusza, Lloyd Johnson & Bob Carroll, 1998 and of such style and appearance as to be consistent with the protection and enhancement of the T/SI Imprint, the SI Trademark and the TS Trademark and the goodwill pertaining thereto.


        Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

         7.4. TS will publish a Fall, 1999 list of the Book(s) as set forth on Exhibit B attached hereto. Commencing in calendar year 2000, it is the intent of the parties that, subject to SI's timely delivery of SI Book(s) and/or any necessary approvals, TS will publish approximately twenty (20) to thirty (30) Book(s) annually.

         7.5. The SI Book(s) shall bear the following notice and/or such other legal notices as are reasonably requested by SI for the protection of the copyright: (c) [year of publication] Time Inc. Used by Permission. All Rights Reserved. In the event SI licenses rights from a third party, SI shall notify TS with respect to the appropriate copyright notice. TS shall register copyright in and to the SI Book(s) in the name of Time Inc., or as otherwise instructed by SI, in conformity with United States copyright law and the Universal Copyright Convention. TS is authorized to execute all documents that may be necessary or appropriate to register copyright in the SI Book(s) or to record the assignment or transfer of any rights under copyright in any manner provided for by law anywhere in the world. SI agrees to cooperate to the extent requested by TS in furnishing information and executing documents required in connection with registration of copyright or the recording of the transfer of any exclusive rights under this Agreement or any amendment to this Agreement.

         7.6. Subject to Section 10, the parties shall mutually approve all advertising, promotion and publicity of the Book(s). SI, in its sole discretion, may make pages in the Magazine available to promote and advertise the Book(s). Further, neither party shall make any public announcements with respect to the Book(s) and/or the T/SI Imprint without the prior consent of the other party. The parties agree that SI shall retain Laurence Hughes Communications, a public relations firm, for a period of two (2) months commencing as of April, 1999 to publicize and promote the T/SI Imprint. TS shall be responsible for paying such firm directly for its services and related expenses.

     8.  Distribution.
         -------------

         8.1.    Wholesale and Retail Trade Channels. TS shall, except as
                 -----------------------------------
provided herein, have the exclusive right and sole obligation, to distribute the Book(s) (i) through wholesale and retail trade channels and has entered into an agreement with PGW for such distribution, and (ii) to stadiums and other sports venues, sporting goods stores and through the TS Sites. In the event TS desires to retain a different distributor, TS shall consult with SI prior to entering into an agreement with any such distributor.

         8.2.    Direct Response.  Except with respect to the Main Series
                 ----------------
Books, SI and its affiliated companies shall have the non-exclusive right to distribute the Book(s) outside of normal wholesale and retail trade channels in the manner and markets set forth in Section 2.3. TS shall sell copies of the SI Book(s), the TS Book(s) and the T/SI Joint Book(s) to SI for such use at TS's direct cost to manufacture plus [*] percent ([*]%).

          8.3.  Advertiser Premium.  Each party shall have the non-exclusive
                -------------------
right to sell or license advertiser premium rights in the Book(s), subject to the prior approval of the other. The parties shall reasonably endeavor to co-ordinate their activities with respect to potential customers and advertisers prior to any solicitation. In the event of a sale or license of such advertiser premium rights in a Book(s), the parties shall share revenues as follows: [*]% of the net proceeds received by the selling party for the advertiser premiums (and not the amount billed for advertising insertions in SPORTS ILLUSTRATED and/or the CNNSI Site with respect to SI or a TS publication or TS Sites with respect to TS) to the party who had made the sale and [*]% of the net proceeds received to the other party. "Net" as used herein shall mean the amount received for such advertiser premium less the unit cost and any fulfillment, manufacturing, customizing and/or freight costs. Revenues payable by TS to SI shall be payable as set forth in Section 12 and revenues payable by SI to TS shall be payable within sixty (60) days of SI's receipt. In the event that SI makes such an advertiser premium sale, TS shall sell copies of the Book(s) to SI for such advertiser premium use at TS's direct cost to manufacture. The parties acknowledge and agree that copies of the work entitled Twentieth Century Sports purchased and distributed as a premium by SI in connection with its "Twentieth Century Sports Awards" event will be considered as "advertiser premiums" and accounted for in accordance with the provisions of this Section 8.3.

          8.4.  Custom Published Books.  Pursuant to the provisions of Section
                ----------------------
4.1, SI shall have the right to create, print, publish, sell and/or giveaway Custom Published Books and/or SI branded books as premiums. SI may request TS to perform editorial and/or production services in connection with such Custom Published Books, upon terms to be negotiated. SI acknowledges and agrees that TS shall have the right to create, print, publish, sell and/or giveaway custom published books and/or TS branded books as premiums.

     9.   TS Content.  TS shall grant a license to certain of its content to the
          -----------
Magazine and/or the CNNSI Site, upon terms to be negotiated.


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

     10.  Trademark.
          ---------

          10.1. Subject to the terms and conditions hereinafter set forth, SI hereby grants to TS and its sublicensees a non-exclusive license to use the SI Trademark and a exclusive license to use the T/SI Trademark in the Territory during the Initial Term and any Renewal Term solely in relation to the distribution or exploitation of the Book(s), and the advertising, promotion and publicity thereof. TS and its sublicensees' shall not use the SI Trademark and/or the T/SI Trademark except as specifically set forth in this Agreement.

          10.2. Subject always to SI's prior written approval, which approval may be withheld in SI's sole and absolute discretion, TS and its sublicensees may use the SI Trademark and the T/SI Trademark on TS's advertising or promotional materials which relate to the distribution and exploitation of the Book(s) during the Initial Term and any Renewal Term. Any such material shall first be submitted by TS to SI for SI's prior written approval. Once the use of the SI Trademark and/or the T/SI Trademark on TS's advertising or promotional materials has been approved by SI, the same or substantially similar usage need not be resubmitted for re-approval by SI and may be used again in the like or substantially similar manner.

          10.3. TS's use of the SI Trademark and the T/SI Trademark shall conform to the quality standards required by SI hereunder and prescribed by SI from time to time during the Term. TS's use of the SI Trademark and the T/SI Trademark shall remain at all times subject to SI's control and direction. SI shall substantively respond to any TS request for approval of Trademark usage within ten (10) business days, and shall reimburse TS for any costs incurred by TS in the event that SI insists that TS destroy or redo materials (e.g. book jackets, advertisements, brochures, etc.) due to SI's failure to so respond.

          10.4. At no time shall TS use the SI Trademark and the T/SI Trademark or authorize others to use the SI Trademark and the T/SI Trademark except as may be specifically permitted by this Agreement or subsequently approved in writing by SI. TS shall not use or display the SI Trademark and the T/SI Trademark in any deceptive manner or misleading manner or in any manner which is likely to bring SI into disrepute. In any use by TS of the SI Trademark and the T/SI Trademark, TS will comply with such instructions and directions as SI may reasonably specify from time to time. The protection of the SI Trademark and the T/SI Trademark is a material provision of this Agreement.

          10.5. TS hereby acknowledges that the SI Trademark and the T/SI Trademark are valuable assets belonging to Time Inc. and that all rights in and to the SI Trademark and the T/SI Trademark are and shall remain the sole property of Time Inc. Nothing in this Agreement shall confer any right of ownership in the SI Trademark and the T/SI Trademark in TS. TS acknowledges, and shall not at any time contest, Time Inc.'s ownership or the validity of the SI Trademark and the T/SI Trademark. TS acknowledges that all rights accruing from its use of the SI Trademark and the T/SI

Trademark shall inure to the benefit of Time Inc., and TS shall execute any documents necessary to acknowledge such rights in SI.

          10.6. TS and its sublicensees shall use the SI Trademark hereunder only in the form of the logotype as used on the cover of the Magazine and the T/SI Trademark only in the form of the logotype as used on Exhibit D and only in connection with the Book(s).

          10.7. TS shall promptly notify SI of any use of the SI Trademark and/or the T/SI Trademark (or any confusingly similar trademark) by any third party of which TS becomes aware. SI shall then decide, in its sole discretion, whether proceedings should be commenced against said third party. In the event that SI shall as a result thereof commence a proceeding or any other form of action, TS shall cooperate fully with SI to whatever extent SI deems necessary or appropriate to prosecute such action or proceeding, provided that all expenses of such action or proceeding shall be borne by SI and all recoveries (including settlement) resulting from any such action or proceeding shall belong to SI. Under no circumstances shall TS commence any action to protect the SI Trademark and/or the T/SI Trademark without first obtaining the express written authorization of Time Inc.'s General Counsel.

          10.8. TS shall assist SI, at SI's request and expense, in the protection of SI's rights in the SI Trademark and T/SI Trademark. TS shall execute and deliver to SI in such form as SI may reasonably request all documents necessary to effectuate trademark/copyright protection or registration therein.

          10.9. All Book(s), packaging and related marketing materials using the SI Trademark and/or the T/SI Trademark shall bear the following notice and/or such other legal notices as are reasonably requested by SI for the protection of the SI Trademark and the T/SI Trademark: "SPORTS ILLUSTRATED (R) and Total/ SPORTS ILLUSTRATED are trademarks of Time Inc. Used Under License."

          10.10. At no time shall SI use the T/SI Trademark or authorize others to use the T/SI Trademark except as may be specifically permitted by this Agreement. Upon termination of this Agreement, each of TS and SI shall, except as provided Sections 5.3 and/or 15.1, immediately cease all uses of the T/SI Trademark and refrain from any further use of the T/SI Trademark.

     11.  Consideration.
          --------------

     In consideration for SI granting to TS the foregoing rights in the SI Trademark, T/SI Trademark, the SI Book(s) and the content in the T/SI Joint Book(s), TS shall pay to SI the following:

          11.1.  Minimum Guarantee.
                 -----------------

                 11.1.1. During the Initial Term, TS guarantees to pay SI a minimum guarantee of [*] Dollars ($[*]) per each twelve (12) month period during the Initial Term commencing upon publication of the Fall, 1999 list (the "Minimum Guarantee"), payable as follows: (i) a minimum of $[*] not later than December 31, 1999; (ii) a minimum of $[*] not later than June 30, 2000, (iii) a minimum of $[*] not later than December 31, 2000, (iv) a minimum of $[*] not later than June 30, 2001, (v) a minimum of $[*] not later than December 31, 2001, and (vi) a minimum of $[*] not later than June 30, 2001, If the royalties and other revenues actually received by SI as of such dates are less than the Minimum Guarantee, TS shall pay SI the difference within ten (10) business days of such dates. All payments made to SI hereunder, including without limitation payments of royalties and subsidiary rights income, shall be applied against such Minimum Guarantee.

                 11.1.2. During the Renewal Term, TS guarantees to pay SI a Minimum Guarantee per each twelve (12) month period of the Renewal Term, of the greater of (i) [*] Dollars ($[*]) or (ii) the average annual revenues paid to SI during the Initial Term, payable in six (6) installments each June 30 and December 31 during the Renewal Term. If the royalties and other revenues actually received by SI as of such dates are less than the Minimum Guarantee, TS shall pay SI the difference within ten (10) business days of such dates. All payments made to SI hereunder, including without limitation payments of royalties and subsidiary rights income, shall be applied against such Minimum Guarantee.

          11.2.  Royalties. TS agrees to pay to SI a royalty based on the
                 ---------
amount received, on each copy of the Book(s) sold by TS, less actual returns and a reasonable reserve against returns (such reserve not to exceed [*]% unless the amount of actual returns exceed [*]%, in which event, the selling party may increase the reserve to a percentage commensurate with such actual return rate and to be held no longer than two (2) semi-annual royalty periods for hard cover editions and four (4) semi-annual royalty periods for paperback editions as set forth in Section 12.1. below), as follows:

                 11.2.1. With respect to copies sold in a hardcover edition:
[*]% up to and including [*] copies sold; [*]% up to and including [*] copies sold; and [*]% on all copies sold thereafter;

                 11.2.2. With respect to copies sold in a trade paperback edition: [*]% on all copies sold.


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

                 11.2.3. With respect to copies sold in a mass market edition:
[*]% up to and including [*] copies sold; and [*]% on all copies sold thereafter.

                 11.2.4. With respect to copies sold in an audio book edition:
[*]% on all copies sold.

                 11.2.5. With respect to copies sold in an electronic edition:
[*]% on all copies sold.

                 11.2.5. With respect to copies sold to or through a book club or for export: [*]% on all copies sold.

                 11.2.7. In the event that a third party license (e.g. with a league, organization, institution or other entity) is required in connection with the publication of a Book(s) and such license provides for a royalty payable to such third party, then the royalty payable to SI hereunder shall be reduced by a percentage equal to the royalty payable to such third party, but in no event shall the royalty payable to SI be less than the greater of (i) [*] ([*]) the prevailing royalty rate set forth above or (ii) the royalty payable to such third party. The parties acknowledge and agree that as of execution hereof, royalties are payable to Major League Baseball, the National Hockey League and the National Football League.

                 11.2.8. No royalties shall be payable on copies given away for publicity purposes, sold to SI pursuant to Sections 2.4, 2.5., 4.6. and 8.2. or sold at or below the cost of manufacture.

          11.3.  Royalties on SI Sales.  In the event of sales of the Book(s) by
                 ---------------------
SI, SI agrees to pay to TS a royalty based on the amount received, on each copy of the Book(s) sold by SI, less actual returns and a reasonable reserve against returns (such reserve not to exceed [*]% unless the amount of actual returns exceed [*]%, in which event, the selling party may increase the reserve to a percentage commensurate with such actual return rate and to be held no longer than [*] ([*]) semi-annual royalty periods for hard cover editions and [*] ([*]) semi-annual royalty periods for paperback editions as set forth in Section 12.1. below, at the applicable rate set forth in Sections 11.2.1 through 11.2.6.

          11.4.  Rights Income.  The parties shall share in any net revenues
                 -------------
("net revenues" as used herein shall mean gross revenues actually received less any sums payable to agents or taxing authorities) derived from the license of any subsidiary rights in the Book(s) as set forth in Section 1.3., as follows:



         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

          11.4.1 With respect to book club, paperback reprint, audio books and electronic book licenses, parties shall each be entitled to [*] percent ([*]%) of the net revenues received from any such licensee;

          11.4.2. With respect to foreign language editions, the party which licenses such right (pursuant to Section 1.3.) shall be entitled to [*] percent ([*]%) of the net revenues received from any such licensee and the other party shall be entitled to [*] percent ([*]%).

          11.5. If any right specified in Section 1.3 is sub-licensed by either party to a company that is affiliated with the licensing party, it is understood that such license will be negotiated at arm's length and on terms similar to the terms of current agreements for similar licenses between the licensing party and unaffiliated companies.

12.  Statements and Accountings.
     ---------------------------

          12.1. TS shall, during the Initial Term and any Renewal Term hereof, render semi-annual statements of account in the months of June and December covering the number of books shipped, returned, and held against returns, as well as net sales of the book and sale, lease, or licensing of any and all other rights in the Book(s) to the last day of March and the last day of September preceding, and shall pay with the statement the amount due SI. Statements of account shall be forwarded to SI as herein provided whether or not any Book(s) have been shipped and whether or not royalties have been earned during the preceding accounting period.

          12.2. SI shall, during the Initial Term and any Renewal Term hereof, render semi-annual statements of account in the months of June and December covering the number of books shipped, returned, and held against returns, as well as net sales of the book and sale, lease, or licensing of any and all other rights in the Book(s) to the last day of March and the last day of September preceding, and shall pay with the statement the amount due TS.

          12.3. Each party shall keep accurate books and records regarding the transactions contemplated herein, which books and records shall be available for inspection and copying by the other party or its representatives upon reasonable notice at any time during regular business hours for a period of two (2) years following the termination of this Agreement. Each party shall have the right to audit and/or inspect such records two (2) times each year in order to verify the calculations of statements of account


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

rendered hereunder. Such audit and/or inspection shall be conducted during regular business hours at the audited company's facilities (or at such other places where records are located) upon not less than ten (10) business days prior written notice to the audited party. The audited party agrees to provide such auditors with access to the relevant records and facilities. The auditing party shall bear the cost of such audit and/or inspection, unless underpayment of amounts due is thereby discovered which has resulted (or will result in the future) in the underpayment to the auditing party of ten percent (10%) or more of the amount to which it is entitled during the period for which the audit and/or inspection is performed, in which event the cost of such audit and/or inspection shall be borne by audited party. All underpayments shall be promptly remitted to the auditing party together with interest at the prime rate of interest offered by Citibank N.V.

          12.4.  All payments made hereunder shall be in U.S. currency.

          12.5. The receipt or acceptance by a party of any of the statements furnished hereunder or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude the receiving party from questioning the correctness thereof within one (1) year of the receipt thereof, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made.

          12.6. In the event TS grants a license and SI is entitled to a share of the proceeds of such license, SI shall be entitled to payment of SI's share thereof, within thirty (30) days after receipt thereof by TS. TS shall provide SI with copies of such licenses granted.

          12.7. In the event SI grants a license and TS is entitled to a share of the proceeds of such license, TS shall be entitled to payment of TS's share thereof, within thirty (30) days after receipt thereof by SI. SI shall provide TS with copies of such licenses granted.

     13.  Copies for SI. TS shall provide SI with fifteen (15) copies of each
          --------------
Book(s) at no cost to SI. TS shall provide SI with additional complimentary copies as reasonably needed for publicity purposes. SI shall have the right to purchase additional copies of the Book(s), for SI's internal uses at TS's direct cost to manufacture the Book(s) plus [*] percent ([*]%), subject to availability.


         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

     14.  Additional Provisions.
          ----------------------

          14.1. If either party hereto commences an action or has an order for relief entered against it under the federal bankruptcy laws as now or hereafter constituted or any other federal or state bankruptcy, insolvency or other law, or if within one hundred twenty (120) days after the commencement against a party of such an action, such action shall have been consented to or shall not have been dismissed or all orders or proceedings thereunder affecting the operation of such party shall not have been stayed, or if a party shall fail generally to pay its debts as such debts become due or shall make an assignment for the benefit of its creditors, or if a party discontinues its business or within one hundred twenty (120) days of entry of a decree appointing a trustee or a receiver for such party or its business, such appointment shall not have been vacated, the licenses granted herein and this Agreement shall terminate upon written notice by one party to the other and all royalties on sales theretofore made shall become immediately due and payable.

          14.2. If TS defaults in the performance of any of its obligations provided for in this Agreement (including any failure to make any payment in excess of One Thousand Dollars ($1,000) hereunder on the due date), and any such default is not cured by TS within thirty (30) business days of notice from SI of such default and setting forth the particulars thereof, then SI shall have the right to terminate the license granted hereby and this Agreement upon written notice to TS.

          14.3. If SI defaults in the performance of any of its obligations provided for in this Agreement and any such default is not cured by SI within thirty (30) business days of notice from TS of such default and setting forth the particulars thereof, then TS shall have the right to terminate this Agreement upon written notice to SI.

          14.4. It is agreed and understood that should any act of any government or war or fire, flood or labor troubles in the factories or plants of TS which are beyond the reasonable control of TS, or in the factories or plants of those manufacturing items necessary for the publication of the Book(s) prevent the performance by TS of the provisions of this Agreement, then such non-performance by TS shall not be considered to be a breach of this Agreement, and such non-performance shall be excused for so long as such condition persist except that if such condition persists for a period of six (6) months, or longer, SI shall have the right to terminate this Agreement upon written notice to TS.

     15.  Termination.
          ------------

          15.1. Upon any termination of this Agreement pursuant to Section 14 above, TS shall immediately cease manufacturing, producing, advertising, promoting, distributing and selling the SI Book(s), the T/SI Joint Books and any TS Book(s) which utilize the SI Trademark and/or the T/SI Trademark and shall promptly send to SI a complete written report on TS's then current inventories of SI Books and the T/SI Joint Books and any TS Book(s) which utilize the SI Trademark and/or the T/SI Trademark. TS shall have a period of one hundred eighty (180) days following expiration or any termination other than pursuant to Section 14 above in which to sell SI Book(s), the T/SI Joint Books and any TS Book(s) which utilize the SI Trademark and/or the T/SI Trademark previously manufactured or in production as of the effective date of termination or expiration of this Agreement, subject to the obligation of TS to account for and to pay royalties as provided in Section 11 above with respect to such sales. Thereafter, all copies of the SI Books and the T/SI Joint Book(s) and any TS Book(s) which utilize the SI Trademark and/or the T/SI Trademark shall be promptly destroyed or otherwise disposed of to the mutual satisfaction of the parties. TS shall furnish to SI written certification, executed by a responsible officer, attesting to such destruction.

          15.2. Upon and after the expiration of termination of this Agreement, all rights granted to TS hereunder in the SI Trademark and the SI Book(s) shall revert to SI, and TS shall refrain from further use of the SI Trademark and the SI Book(s) or any further reference thereto, direct or indirect. Rights in the T/SI Trademark shall be as set forth in Section 5.6.

          15.3. Upon the expiration or termination of this Agreement, all materials created by TS for the purpose of printing the SI Trademark, the T/SI Trademark and the SI Book(s) shall be destroyed by TS unless TS and SI shall mutually agree to some other use or disposition thereof. TS shall furnish to SI written certification, executed by a responsible officer, attesting to such destruction.

          15.4. Upon and after the expiration of termination of this Agreement, all rights granted to SI hereunder in the TS Trademark and the TS Book(s) shall revert to TS, and SI shall refrain from further use of the TS Trademark and the TS Book(s) or any further reference thereto, direct or indirect. Rights in the T/SI Trademark shall be as set forth in Section 5.6.

          15.5. Upon the expiration or termination of this Agreement, all materials created by SI for the purpose of printing the TS Trademark, the T/SI Trademark and the TS Book(s) shall be destroyed by SI unless TS and SI shall mutually agree to some other use or disposition thereof. SI shall furnish to TS written certification, executed by a responsible officer, attesting to such destruction.

     16.  Out of Print.   If at any time two (2) years or more after the
          -------------
original publication date of a particular SI Book(s), said SI Book(s) is out-of-print (no longer published) for a period of twelve (12) or more months, TS will, upon written request from SI, either restore the same to print (publication) within twelve (12) months, or revert to SI all rights of SI in the SI Book(s). Any licenses previously granted will continue in effect, and TS will be entitled to its share of amounts received under any such licenses. A Book(s) will be deemed in print (offered for publication) so long as it is in stock or on sale in any print edition by TS or any of its licensees

     17.  Copyright Infringement.  If the copyright of the Book(s) is infringed,
          -----------------------
and if the parties proceed jointly, the expenses and recoveries, if any, shall be shared equally.

If the parties elect not to proceed jointly, either party shall have the right to prosecute such action, and such party shall bear the expenses thereof, and any recoveries shall be shared equally after the party prosecuting such action has first recouped its expenses; and if such party shall not hold the record title of the copyright, the other party hereby consents that the action be brought in its name.

     18.  Warranties and Representations.
          -------------------------------

          18.1.  SI represents and warrants:

                 18.1.1. SI has full power and authority to enter into this Agreement, to perform all of its obligations hereunder, and its entry into this Agreement does not violate any other agreement by which it is bound.

                 18.1.2. The SI Book(s), SI's Contributed Content and the conduct of SI in performing this Agreement shall at all times comply with all applicable United States federal, state and local laws, rules and regulations.

                 18.1.3. SI has acquired and shall maintain all rights and licenses necessary in connection with the SI Book(s) and any Contributed Content provided by SI for the T/SI Joint Book(s) hereunder, including without limitation all copyrights and still photography rights.

                 18.1.4. The SI Book(s) and any Contributed Content provided by SI for the T/SI Joint Book(s) shall not infringe upon any United States statutory or common law copyright and shall not constitute, under United States federal, state or local laws, a defamation, or invasion of the right of privacy or publicity, or infringement of any other right of any kind, of any third party.

                 18.1.5. Time Inc. owns the SI trademark for magazines and books in the United States.

                 18.1.6. SI will not use the TS Trademark and the TS Books in any way not authorized by this Agreement.

           18.2. TS represents and warrants:

                 18.2.1 TS has full power and authority to enter into this Agreement, to perform all of its obligations hereunder, and its entry into this Agreement does not violate any other agreement by which it is bound.

                 18.2.2. The TS Book(s), the TS Contributed Content and the conduct of TS in performing this Agreement shall at all times comply with all applicable United States federal, state and local laws, rules and regulations.

                 18.2.3. TS has acquired and shall maintain all rights and licenses necessary in connection with the TS Book(s) and any Contributed Content provided by TS for the T/SI Joint Book(s) hereunder, including without limitation all copyrights and still photography rights.

                 18.2.4. The TS Book(s) and any Contributed Content provided by TS for the T/SI Joint Book(s) shall not infringe upon any United States statutory or common law copyright and shall not constitute, under United States federal, state or local laws, a defamation, or invasion of the right of privacy or publicity, or infringement of any other right of any kind, of any third party.

                 18.2.5.  TS owns the TS Trademark for books in the United
States.

                 18.2.6. TS will not use the SI Trademark or the SI Book(s) in any way not authorized by this Agreement;

                 18.2.7. TS's manufacture, sale and distribution of the Book(s) will comply in all respects with all applicable federal, state and local laws, ordinances, rules and regulations (including manufacturing codes). In the event that TS contracts out the manufacture or distribution of the Book(s), TS shall use reasonable good faith efforts to insure that said manufacturer or distributor complies with the terms of this subparagraph.

     19.  Indemnification.  SI and TS shall indemnify and hold each other
          ----------------
harmless from and against any and all liability, loss, damage or injury, including reasonable counsel fees, arising out of a breach, or an allegation which if true would constitute a breach, of any representation or warranty set forth herein, provided that the party seeking to enforce such indemnity shall provide to the indemnifying party prompt notice of any claim giving rise to such indemnity and the opportunity to defend the same with counsel of its own choosing.

     20.  Insurance.  TS shall maintain insurance in an amount not less than
          ----------
three million dollars ($3,000,000) aggregate, one million dollars ($1,000,000) per occurrence, with a carrier reasonably satisfactory to SI, concerning and covering any and all claims which may arise out of TS's design, publication, distribution and sale of the Book(s). Such insurance shall name SI as an additional insured. Each such policy shall have attached an endorsement to the effect that such policy shall not be modified, canceled or terminated without at least thirty (30) days prior written notice to SI.

     21   Non-Compete.  During the Initial Term and/or any Renewal Term,TS will
          ------------
not enter into any arrangement for the publication of books with any direct competitors of SI, including but not limited to: [ * ]. without SI's prior written consent. Notwithstanding the foregoing, SI acknowledges and agrees that TS has an existing agreement with Baseball Weekly.

     22.  Approvals.  Anything contained herein to the contrary notwithstanding,
          ---------
if either party has not approved or disapproved any materials and/or proposals submitted to it for approval pursuant to Sections 1.2.,1.3., 5.3., 7.1., 7.6.,
8.3. and 21 within ten (10) business days or five (5) business days with respect to design and cover art as set forth in Section 7.1 , then such materials shall be deemed to have been approved. SI and TS shall not unreasonably withhold any of their approvals hereunder. The provisions of this Section 22 shall not, however, apply to approvals required to be given pursuant to Section 10 hereof.

     23.  Notices.
          --------

          23.1. All notices to be given under this Agreement shall be in writing and shall be delivered to the party to whom the notice is given (i) by hand or courier, (ii) by certified or registered mail, postage prepaid, or (ii) by facsimile (with a copy as provided in (i) or (ii) above) at the address or facsimile number given below or to such other address or facsimile number as may be advised by prior notice in writing to the other party from time to time.

                 If to TS:

                 Total Sports Inc.
                 105 Abeel Street
                 Kingston, New York
                 Attention:  John Thorn

                 SPORTS ILLUSTRATED,
                 a division of Time Inc.
                 Time & Life Building
                 Rockefeller Center
                 New York, New York 10020
                 Attention:  Stanley Weil



         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

                 with a copy to:

                 Time Inc.
                 Time & Life Building
                 Rockefeller Center
                 New York, New York 10020
                 Attention:  General Counsel

          23.2.  Notice given under this Agreement shall be deemed duly given
(i) if delivered by hand or courier, on the date of such delivery, (ii) if sent by registered or certified mail, five (5) business days after dispatch; and
(iii) if sent by facsimile, when the copy is delivered pursuant to Paragraph 23.1(i) or (iii) above.

          23.3. All payments due to either party under this Agreement shall be delivered to at the respective address set forth above.

     24. This Agreement shall not be assigned by either party without the prior written consent of the other party, except to a parent, subsidiary or affiliate or in connection with a transfer of substantially all its assets. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns.

     25. Nothing contained herein shall be construed to constitute the parties to be partners or joint ventures with or agents for one another. Neither TS nor SI shall have any authority to, nor shall either, obligate or bind the other in any manner whatsoever.

     26. No term or provision of this Agreement shall be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different or subsequent breach by either party.

     27. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of the New York, without regard to its conflict of laws rules.

     28. This Agreement represents the entire understanding between the parties with respect to the matters dealt with herein and supersedes all prior agreements, written or oral, with respect to the subject matter hereof and may not be changed or modified except by an instrument in writing duly executed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          SPORTS ILLUSTRATED,
                                          a division of Time Inc.


                                          By:___________________
                                             Name:
                                             Title:


AGREED:

TOTAL SPORTS INC.


By:___________________
Name:
Title:

                                   EXHIBIT A
                                   ---------

Exhibit A

Books Excluded from T/SI Agreement


Published Fall 1997:
--------------------
The Fans' Guide to ACC Basketball
The Babe: The Game That Ruth Built
Year of Glory: The Six-Team Era
Total Football: The Official Encyclopedia of the NFL  (with Harper Collins)


Published Spring 1998:
----------------------
The Commissioners: Baseball's Midlife Crisis
East Side, West Side: Tales of New York Sporting Life, 1910-1960
The Total Baseball Catalog: Unique Baseball Stuff and How to Buy It The Baseball Spy


Published Fall 1998:
--------------------
Total Hockey: The Official Encyclopedia of the NHL
The Hidden Game of Football: The Next Edition
The World According to Dean: Four Decades of Basketball as Seen by Dean Smith


Published Spring 1999:
----------------------
Home Run: My Life in Pictures
Total Baseball, Sixth Edition
USA TODAY Baseball Weekly 1999 Almanac
USA TODAY Baseball Weekly 1999 Insider

                                   EXHIBIT B
                                   ---------

EXHIBIT B

Fall 1999 List

T/SI Books
Smoke: The Romance and Lore of Cuban Baseball
12 Leadership Principles of Dean Smith
20th Century Sports: Images of Greatness
Sports Illustrated 2000 Sports Almanac
Greatest Athletes of the 20/th/ Century
24 Seconds to Shoot: The Birth and Improbable Rise of the NBA
The Book of Boxing



TS Books
Total Browns: The Official Encyclopedia of the Cleveland Browns
Total Hockey: The Official Encyclopedia of the NHL, Updated Edition
The NHL Official Guide and Record Book 2000
99: My Life in Pictures
Total Football: The Official Encyclopedia of the NFL (Second Edition, published with Harper Collins)

                                   EXHIBIT C
                                   ---------

TOTAL SPORTS PUBLISHING

   PUB.                    TITLE                                         AUTHORS               PRINT         CLASSIFICATION
  SEASON                                                                                        RUN
FALL 97         THE BABE: THE GAME THAT RUTH BUILT                    LAWRENCE S. RITTER &               history, biography, visual
                                                                      MARK RUCKER             15,000
                YEAR OF GLORY: THE SIX-TEAM ERA                       DAN DIAMOND                        history, visual
                                                                                              10,000
                THE FAN'S GUIDE TO ACC BASKETBALL                     BARRY JACOBS                       annual guide, statistics
                                                                                              10,000

SPRING 98       THE BASEBALL SPY                                      GARY GILLETTE                      annual guide, statistics
                                                                                              15,000
                EAST SIDE, WEST SIDE: TALES OF NEW YORK               LAWRENCE S. RITTER                 history, visual
                SPORTING LIFE, 1910-1960                                                      15,000
                THE COMMISSIONERS: BASEBALL'S MIDLIFE CRISIS          JEROME HOLTZMAN                    history
                                                                                              10,000
                THE TOTAL BASEBALL CATALOG: UNIQUE BASEBALL           BOB CARROLL, LLOYD                 annual guide
                STUFF AND HOW TO BUY IT                               JOHNSON,                10,000
                                                                      DAVID PIETRUSZA

FALL 98         THE HIDDEN GAME OF FOOTBALL: THE NEXT EDITION         BOB CARROLL                        statistics
                                                                                              10,000
                THE WORLD ACCORDING TO DEAN: FOUR DECADES OF          BARRY JACOBS                       inspirational
                BASKETBALL AS SEEN BY DEAN SMITH                                              12,500
                TOTAL HOCKEY: THE OFFICIAL ENCYCLOPEDIA OF THE NHL    DAN DIAMOND, JAMES                 encyclopedia
                                                                      DUPLACEY,               68,000
                                                                      RALPH DINGER, IGOR
                                                                      KUPERMAN,
                                                                      ERIC ZWEIG

SPRING 99       HOMERUN: MY LIFE IN PICTURES                          HANK AARON, DICK                   biographical, visual
                                                                      SCHAAP
                TOTAL BASEBALL, SIXTH EDITION                         JOHN THORN, PETE                   encyclopedia

                                                                   PALMER, ET AL.

            USA TODAY BASEBALL WEEKLY 1999 ALMANAC                 PAUL WHITE etal.           annual guide
            USA TODAY BASEBALL WEEKLY 1999 INSIDER                 GARY GILLETTE-STUART       annual guide
                                                                   SHEA, et al.


FALL 99                                                                                       encyclopedia
T/SI BOOKS  SMOKE: THE ROMANCE AND LORE OF CUBAN BASEBALL          PETER BJARKMAN, MARK       history, visual, biography
                                                                   RUCKER
            12 LEADERSHIP PRINCIPLES OF DEAN SMITH                 DAVID CHADWICK             inspirational
            20TH CENTURY SPORTS: IMAGES OF GREATNESS               MIKE MESEROLE,             history, visual
                                                                   ROBERT CREAMER
            SPORTS ILLUSTRATED 2000 SPORTS ALMANAC                 SPORTS ILLUSTRATED         history, visual
            THE BOOK OF BOXING                                     W.C. HEINZ, NATHAN         history                        15-Sep
                                                                   WARD
            GREATEST ATHLETES OF THE 20TH CENTURY                  SPORTS ILLUSTRATED         encyclopedia
            24 SECONDS TO SHOOT: THE BIRTH AND IMPROBABLE          LEONARD KOPPETT            history, visual              MID NOV
            RISE OF THE NBA                                                                                                99
                                                                                              annual guide
                                                                                              biography, visual

TS BOOKS    TOTAL BROWNS: THE OFFICIAL ENCYCLOPEDIA OF THE         BOB CARROLL, DAVID         annual guide
            CLEVELAND BROWNS                                       NEFT et al
            TOTAL HOCKEY: THE OFFICIAL  ENCYCLOPEDIA OF THE NHL,   DAN DIAMOND, ET AL         annual guide
            UPDATED EDITION
            THE NHL OFFICIAL GUIDE AND RECORD BOOK                 DAN DIAMOND, ET AL         annual guide
            99: MY LIFE IN PICTURES                                WAYNE GREZKY, JOHN
                                                                   DAVIDSON
            TOTAL FOOTBALL: THE OFFICIAL ENCYCLOPEDIA OF THE NFL   BOB CARROLL, DAVID
            (SECOND EDITION, PUBLISHED WITH HARPER COLLINS)        NEFT et al

Classification Inspirational, Annual Guide, Biography, History, Visual, Encyclopedia,

s:         Statistics